Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
SCP Pool Corporation

        We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of SCP Pool Corporation for the registration of 98,646 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements and schedule of SCP Pool Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

\s\ Ernst & Young LLP

New Orleans, Louisiana
June 1, 2004